Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The table below sets forth certain of our subsidiaries, the names under which they do business, and their jurisdictions of establishment as of the date of this annual report.

Name of Company	Jurisdiction of Establishment
Sercotel, S.A. de C.V.	Mexico
AM Treasury, LLC	Delaware
Telcel (Radiomóvil Dipsa, S.A. de C.V.)	Mexico
SubDipsa Treasury LLC	Delaware
TracFone Wireless, Inc.	Florida
Telecom Américas Ltd.	Bermuda
ATL—Algar Telecom Leste S.A.	Brazil
Tess S.A.	Brazil
Americel S.A.	Brazil
Telet S.A.	Brazil
BSE S.A.	Brazil
Albra Telecomunicaçoes Ltda.	Brazil
Alecan Telecomunicaçoes Ltda.	Brazil
Stemar Telecomunicaçoes Ltda.	Brazil
Comunicación Celular S.A. (Comcel)	Colombia
Occidente y Caribe Celular S.A. (Occel)	Colombia
Celcaribe S.A.	Colombia
Telecomunicaciones de Guatemala, S.A.	Guatemala
Servicios de Comunicaciones Personales Inalámbricas, S.A.	Guatemala
Servicios de Comunicaciones de Nicaragua, S.A..	Nicaragua
Consorcio Ecuatoriano de Telecomunicaciones, S.A. CONECEL	Ecuador
Techtel—LMDS Comunicaciones Interactivas, S.A.	Argentina
Telstar, S.A.	Uruguay
Speedy Móvil, S.A. de C.V.	Mexico
CompUSA, Inc.	Delaware